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                                                                       Exhibit 5
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                                                                  (614) 464-6400


                                 March 22, 1999


Board of Directors
Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio 43207


Gentlemen and Ladies:

               We are familiar with the proceedings taken and proposed to be taken by Bob Evans Farms, Inc., a Delaware corporation (the "Company"), in connection with the institution of the Bob Evans Farms, Inc. 1998 Stock Option and Incentive Plan (the "Plan"), the granting of options to purchase shares of common stock, $.01 par value, of the Company pursuant to the Plan, the granting of stock appreciation rights, restricted stock and performance share awards ("Awards") under the Plan and the issuance and sale of shares of common stock upon exercise of options granted under the Plan, as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on March 22, 1999. The purpose of the Registration Statement is to register 5,000,000 shares of common stock reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the
Company's Certificate of Incorporation, as amended; (d) the Company's By-Laws, as amended; and (e) certain proceedings of the directors and of the stockholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.
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               We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

               Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

               1. When options and other Awards covering not more than 5,000,000 shares of common stock have been granted to eligible employees of the Company and its subsidiaries in accordance with the terms of the Plan, such options and other Awards will be legally constituted and binding obligations of the Company in accordance with their terms.

               2. After 5,000,000 shares of common stock of the Company have been issued by the Company upon the exercise of options granted under the Plan against payment of the purchase price therefor and upon settlement of other Awards granted under the Plan, in accordance with the terms of the Plan, said shares of common stock will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

               This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the shares of common stock pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

               Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.


                                      Very truly yours,

                                      /s/ Vorys, Sater, Seymour and Pease LLP
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                                      VORYS, SATER, SEYMOUR AND PEASE LLP